Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
ANNOUNCES A NEW $33.2 MILLION CREDIT AGREEMENT

BRIDGETON, MO – June 1, 2010 – Katy Industries, Inc. (OTC BB: KATY) today announced that its wholly owned subsidiaries, Continental Commercial Products, LLC and Glit/Gemtex, Ltd. have entered into a new $33.2 million secured credit agreement with PNC Bank, National Association, which includes an $8.2 million term loan and a $25.0 million revolving credit facility.

Proceeds from the new credit agreement were used to repay outstanding indebtedness under the Company’s existing credit agreement with Bank of America, N.A., which was to mature in November 2010, and pay fees and expenses related to the new credit agreement.

A key benefit of the new credit agreement is the reduction of the availability block under the revolving credit facility. The Company’s existing credit agreement required a minimum level of availability such that the Company’s eligible collateral must exceed the sum of its outstanding borrowings under the revolving credit facility and letters of credit by at least $5.0 million. Under the new credit agreement, this availability block is reduced to $1.5 million on the next day after the day of closing, and is further reduced to zero upon the later of the satisfaction of certain financial covenants for the fiscal year ending December 31, 2010 or the reduction of the term loan by an aggregate sum of $1.5 million.

A second benefit of the new credit agreement is that it provides an additional $1.7 million term loan availability over the term loan under the existing credit agreement. This allowed the Company to negotiate a settlement of an existing obligation due to Pentland USA, Inc. (“Pentland”), whereby the Company accelerated all amounts due to Pentland in 2010 of $1.9 million and paid an additional $0.1 million in satisfaction of a liability of $4.1 million, which was previously disclosed. This settlement eliminates cash requirements of $1.8 million in 2011 and $0.4 million in 2012.

“We are pleased to have worked with PNC Bank to enter into this new credit agreement,” stated David J. Feldman, Katy's President and Chief Executive Officer. “We believe the additional liquidity it provides over our existing credit agreement allows more flexibility to take advantage of opportunities both commercially and operationally.”

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2009. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321